EX-16.11.a

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

December 18, 2015

Board of Trustees
Academy Funds Trust
325 Chestnut Street, Suite 512
Philadelphia, PA 19106

Subject:                      Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Academy Funds Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the assets and all of the liabilities of the McKinley Diversified Income Fund, a series of Professionally Managed Portfolios, by the Innovator McKinley Income Fund (the “Acquiring Fund”), a series of the Trust (the “Reorganization”).

This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (no par value per Share) to be issued in the Reorganization, and is furnished in connection with the filing of the Trust’s Registration Statement with the Commission.

In connection with giving this opinion, we have examined copies of: the Trust’s Certificate of Trust, as filed with the Secretary of State of Delaware on October 17, 2007; the Agreement and Declaration of Trust, dated October 17, 2007 (the “Trust Agreement”); the By-Laws of the Trust, dated October 17, 2007 (the “By-Laws”); the resolutions of the Board of Trustees of the Trust duly adopted at a meeting of the Board of Trustees held on August 3, 2015 (the “Resolutions”); a Good Standing Certificate from the Secretary of State of Delaware dated December 18, 2015; and the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion.  As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.  Additionally, we have assumed that: (i) the Trust will remain a valid and existing statutory trust under the laws of the State of Delaware, and the provisions of the Trust Agreement and By-Laws relating to the issuance of the Shares will not be modified or eliminated; (ii) the registration with the Commission of an indefinite number of the Shares will remain effective; (iii) the Shares of the Acquiring Fund will be issued in accordance with the Trust Agreement, By-Laws, Agreement and Plan of Reorganization and Resolutions relating to the creation, authorization and issuance of such Shares and to the Reorganization; (iv) the Resolutions will not be modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; (v) the Shares of the Acquiring Fund will be issued against payment therefor as described in the Combined Proxy Statement/Prospectus and Statement of Additional Information relating to the Reorganization included in the Registration Statement, and that such payment will have been at least equal to the net asset value of such Shares; (vi) all documents submitted to us as originals are authentic, the signature(s) thereon are genuine and the persons signing the same were of legal capacity; (vii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (viii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

Board of Trustees
Academy Funds Trust
December 18, 2015

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit.  There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  The Trust Agreement also provides for indemnification out of the assets of the Trust or the assets of a particular series thereof for all loss and expense of any shareholder held personally liable for the obligations or liabilities of the Trust or such series; provided the obligation or liability arises solely as a result of the shareholder’s status as a shareholder of the Trust or such series and not as a result of such shareholder’s acts or omissions.  Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a series of the Trust is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

On the basis of and subject to the foregoing, we are of the opinion that when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust.

This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval.  This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  However, this does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, and we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission issued thereunder.

Sincerely yours,

Stradley Ronon Stevens & Young, LLP

By:           /s/ Jonathan M. Kopcsik
                 Jonathan M. Kopcsik, Esq., a Partner